Exhibit 3.1

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)
Entity# C8123-1983
Document Number: 20060328821-12
Date Filed: 5/24/2006 10:30:37 A.M.

In the office of
/s/ Dean Heller
Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1.	Name of corporation:
SlERRA PACIFIC RESOURCES
2.	The articles have been amended as follows (provide article numbers, if available):
Section 1 of Article V of the Restated Articles of Incorporation of Sierra Pacific Resources has been amended to read in its entirety as follows:
Section I:
               The amount of the total authorized capital stock of the Corporation is three hundred fifty million (350,000,000) shares of common stock of $1.00 par value. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 170,831,939 for / 5,500,716 agnst-abstn

4.	Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required): /s/ Michael Yackira, Chief Financial Officer and Senior Vice President
*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 09/29/05